ARDEN INDUSTRIAL PRODUCTS, INC.
                              560 OAK GROVE PARKWAY
                        VADNAIS HEIGHTS, MINNESOTA 55127


November 6, 1996


Mr. Michael J. Lindseth
11797 Mt. Curve Road
Eden Prairie, Minnesota  55347

                  Re:      Employment as Chief Executive Officer

Dear Michael:

I am writing to set forth our offer to engage you as the Chief Executive Officer of Arden Industrial Products, Inc. starting on November 11, 1996. The terms of your employment are as follows:

1. SALARY AND CASH BONUS. Your initial annual base salary is $150,000, payable in bi-weekly increments. You are also entitled to an initial annual cash bonus of up to $75,000, which bonus you may earn in whole or in part pursuant to a performance-based cash bonus plan to be agreed upon between Arden and you. During your tenure with Arden, your base salary and cash bonus plan are subject to review annually by Arden's Board of Directors.

2. STOCK OPTIONS FOR YOU. You are granted the option to purchase up to 350,000 shares (subject to certain adjustments described below) of Arden's Common Stock, as follows:

         (a) Subject to certain adjustments described below, you may exercise the options at a cash price per share of $5.00.

         (b) You may only exercise options that you are vested in and vested options must be exercised by you within five years of their respective dates of vesting (or, if sooner, 90 days after your termination of employment with Arden, regardless of cause).

         (c) Your options will vest based on your period of service with Arden, as follows: (i) 50,000 options will vest on the 90th day of your employment with Arden and (ii) 75,000 options will vest on each of the first through fourth anniversary dates of your employment with Arden. You must be employed with Arden on the vesting date in order to vest in the options accruing on such date; provided, however, that in the event Arden terminates your employment without "cause" (as defined in Section 5 below), you will also vest in a pro rata fraction (based on days of employment during the period) of the options next due to vest under this subsection (c).

         (d) In the event after your commencement of employment (and while you are still employed by Arden), there is a sale of all or substantially all of the assets of Arden or a change in the beneficial ownership (within the meaning of the Securities Exchange Act of 1934, as amended) of at least a majority of Arden's Common Stock (whether by outright sale, merger, consolidation, or other similar corporate transaction), then despite subsection (c) above, you will immediately vest (as of the date of closing of the triggering transaction) in the next level (if any) of options in this paragraph. For example, if a sale of Arden's assets closed within the first 45 days of your employment, you would vest in 50,000 options, despite your not having served Arden for the full initial 90 days. Despite the above, you will immediately vest in all 350,000 options if on the date of the triggering transaction, (a) you are still employed by Arden and (b) the triggering transaction (i) occurs 12 or more months after your commencement of employment and is effected by a cash tender offer or privately negotiated purchase of Arden Common Stock at or less than $9.50 per share (such price to be adjusted as described in subsection (e) below) or (ii) occurs 18 or more months after your commencement of employment. Any options which you vest in on an accelerated basis under this subsection (d) may be exercised only for 90 days after they are vested, despite any other provisions in this letter.

         (e) The number of shares which you may acquire pursuant to your options, and the exercise price under your options, will be proportionally adjusted for any stock splits or dividends, reverse stock splits, or other similar corporate transactions occurring after your commencement of employment with Arden.

         (f) Arden will take action within 90 days to register the Arden Common Stock underlying your options on Arden's S-8 Registration Statement and will use its best efforts to keep such Registration Statement effective with the Securities and Exchange Commission during the period for which you may exercise your options. The grant of your options (and the exercise thereof) will be exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 16b-3(d) of such Act.

3. STOCK OPTIONS FOR OTHER EMPLOYEES. Arden's Board of Directors will reserve 400,000 of Arden's authorized, but unissued, shares of Common Stock for possible issuance upon exercise of stock options which you periodically may recommend for issuance to existing and future employees of Arden (other than you). Grants of stock options will be subject to approval of Arden's Board of Directors.

4. BENEFITS. You will receive health and term life insurance, the right to participate in Arden's 401(k) plan, and other general company benefits described in Arden's Employee Handbook (a copy of which has been provided to you), all to the extent generally available to other senior corporate executives of Arden and subject to Arden's general corporate vesting policies. During your employment with Arden, Arden will also pay for your benefit the premiums on a long-term disability insurance policy selected by Arden and owned by you pursuant to which, in the event that you become permanently disabled within the meaning of such policy, you would be paid (after the policy's elimination period) $150,000 annually under such policy to age 65.

5. TERM AND TERMINATION. Your employment is for an indefinite term and may be terminated by Arden or you at any time, subject to the following. If you voluntarily resign (other than on account of a permanent disability as defined in the insurance policy referred to above), or if Arden terminates your employment for cause (as defined below), Arden will pay you your base salary through your date of termination, and you may exercise options vested through your date of termination to the extent described above. If Arden terminates your employment without cause within the first 90 days of your employment, Arden will pay you your base salary and any accrued cash bonus under the cash bonus plan through your date of termination and continue your base salary for 90 days as severance pay, and you may exercise options vested as described above to the extent described above. If Arden terminates your employment without cause after the first 90 days of your employment, Arden will pay you your base salary and any accrued cash bonus under the cash bonus plan through your date of termination and continue your base salary for one year as severance pay, and you may exercise options vested as described above to the extent described above. If Arden terminates your employment, or you voluntarily resign, on account of your permanent disability (as defined in the insurance policy referred to above), Arden will pay you your base salary through the end of the elimination period under the disability insurance referred to above, and you may exercise options vested through your date of termination to the extent described above.

         "Cause" means (i) your willful disregard (for reasons other than your permanent disability as defined in the insurance policy referred to above) to perform your duties, responsibilities, and objectives as an employee of Arden following at least one written direction from the Board of Directors to do so,
(ii) gross misconduct, dishonesty, or self-dealing with respect to Arden, (iii) any fraud, theft, or embezzlement by you of Arden's assets, or (iv) conviction of you or entry of a plea of NOLO CONTENDERE by you of a crime which is punishable as a felony.

6. NONDISCLOSURE, NONSOLICITATION, AND NONCOMPETITION. At all times whether during or after your employment with Arden, you will keep confidential and not, directly or indirectly, use or disclose to others any confidential or proprietary information of Arden's, including customer lists, marketing, sales, and other strategic plans, financial information and data, and inventory and warehousing procedures.

         For two years after your termination of employment with Arden for any reason, you will not, directly or indirectly, (i) solicit or otherwise encourage any employees of Arden to terminate employment with Arden, (ii) solicit or otherwise encourage any customers of Arden to terminate or reduce their business relationships with Arden, or (iii) whether as an employee, agent, shareholder, partner, or otherwise, engage in the business of industrial fastener distribution in the United States. Despite the above, you may invest as a passive shareholder in a competing business or as an investor in a mutual fund which holds securities of a competing business; provided, that you are not the beneficial owner (within the meaning of the Securities Exchange Act of 1934, as amended) of 5% or more of the equity securities of the competing business. Further despite the above, if (i) your employment is terminated without cause within 12 months after the date of a triggering transaction described in Section 2(d) above and (ii) such triggering transaction is effected by a cash tender offer to Arden's shareholders not approved or ratified prior to or after the tender offer by a majority of Arden's directors serving immediately prior to the commencement date of such tender offer, your covenants above in this paragraph shall run only during the period that Arden continues severance pay to you as described in Section 5 above.

         Arden may enforce these various covenants against you in the state and federal courts located in St. Paul, Minnesota. If the court determines that the covenants above are overbroad as to time period and/or geographic coverage, then the court is authorized to modify and enforce the covenants to the extent the court determines reasonable.

         If you agree with the terms of this letter, please indicate so by your signature below. We look forward to having you on the Arden team!

Very truly yours,

Arden Industrial Products, Inc.

By      /s/ Larry A. Carlson
     Larry A. Carlson, Chairman and
          Chief Executive Officer

Agreed to and accepted:

     /s/ Michael J. Lindseth
Michael J. Lindseth